Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports, relating to the consolidated financial statements of Dycom Industries, Inc. and subsidiaries, and the effectiveness of Dycom Industries, Inc. and its subsidiaries’ internal control over financial reporting dated September 12, 2013, appearing in the Annual Report on Form 10-K of Dycom Industries, Inc. for the year ended July 27, 2013.

/s/ Deloitte & Touche LLP

Miami, Florida
September 16, 2013